Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

FORIAN INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	4,000,000(2)	$1.94(3)	$7,760,000	0.0001531	$1,188.06
Total Offering Amount					$7,760,000		$1,188.06
Total Fee Offsets							$0.00
Net Fees Due							$1,188.06

(1)
Pursuant to Rule 416(a), under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers additional shares of the common stock, par value $0.001 per share (“Common Stock”), of Forian Inc. (the “Registrant”) that may be offered or issued by reason of certain corporate transactions or events, including any stock splits, stock dividends, recapitalization or any other similar transactions.

(2)	These shares are reserved for future issuance under the Forian Inc. 2020 Equity Incentive Plan.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of Common Stock, as reported by Nasdaq on August 11, 2025.